Exhibit 10.55

                      February 16, 2010

Re:           Side Letter Agreement regarding the Subscription Agreement by and between New Leaf Brands, Inc. (hereinafter the “Company”) and you

Dear:

This Side Letter Agreement (“Agreement”) entered into on the date of this letter, by and between the Company and you will serve to amend and add certain terms relating your investment in that certain Subscription Agreement on December 17, 2009 (the “Subscription Agreement”) between you and the Company.  Capitalized terms used herein which are not otherwise defined shall have the same meaning as those given to them in the Subscription Agreement.

For good and valuable consideration, both parties agree that the Subscription Agreement will be amended to include the following Clause:

Most Favored Nations Clause

From the date of this Agreement and up to and including April 30, 2010, (the “Reset Period”), if the Company or any wholly-owned subsidiary of the Company issues any Common Stock and/or securities that can be converted or exercised for Common Stock (the “New Securities”) at an “Effective Price” per share that is less than the Unit Price in the Subscription Agreement, you will be entitled to receive additional shares of Common Stock and/or additional Warrants, subject to the conditions below.

In this Clause, “Effective Price” means:

(a)	the Unit Price that the New Securities are sold for if there is more than one security sold together as a Unit;

(b)
the deemed selling price of Common Stock if only Common Stock is sold based on the transaction documents for that sale.  If the transaction documents do not deem a price for the Common Stock or there are no transaction documents, then the Effective Price will be the closing market price of the Common Stock as quoted on the Over the Counter Bulletin Board; or

(c)	the exercise price of Warrants, if only Warrants are sold.

In the Reset Period, if the Company or any wholly-owned subsidiary of the Company issues any Units that contain warrants and the percentage of warrant coverage is greater than that stated in the Subscription Agreement, then you may be entitled to receive additional Warrants, subject to the conditions below:

For purposes of clarity, the following example is provided:

For Common Stock:

(a)	You invested $50,000 and received 111,111 shares of Common Stock plus Warrants at the deemed Unit Price of $0.45 per share of Common Stock.

(b)
The Company issues Common Stock at a price of $0.40 during the Reset Period for investment purposes.  You would receive 13,889 additional shares of Common Stock. The calculation is ($50,000/$0.40) - ($50,000/$0.45) = 13,889 shares of Common Stock.

New Leaf Brands, Inc. • 9380 E. Bahia Dr., Suite A-201 • Scottsdale, AZ  85260
Phone:  (480) 951-3956 • Facsimile:  (480) 483-2168
www.newleafbrands.com

For Warrants:

(a)	For a $50,000 investment, you received Warrants as part of a Unit or Units to purchase 59,091 shares of Common Stock.

(b)
For the equivalent $50,000 investment, the Company issues Units consisting of 111,111 Common Stock plus 100,000 Warrants during the Reset Period for investment purposes, you would receive an additional Warrant to purchase 40,909 shares of Common Stock.

Such examples are not exhaustive of the facts that may occur and serve as an illustration only.

Excluded Items.  The Most Favored Nations clause will only be trigged by security issuances for purposes of fundraising.  Issuances of option or other securities, including Common Stock, for purposes of compensating employees, officers, directors and consultants will not trigger this clause.  Additionally, the issuance of Common Stock upon the exercise or conversion of securities already outstanding at the date of this Agreement will not trigger this clause.  The Company shall notify you in writing as soon as practicable following the issuance of any security subject to this Clause, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms.

Additionally, the registration rights referred to in section 8.2 of the Subscription Agreement start on the date of closing which is now defined as February 22, 2010.

No other terms, rights or provisions of the Subscription Agreement should be considered to have been modified by the terms of this Agreement and each party retains all other rights, obligations, privileges and duties contained in the Subscription Agreement.

Sincerely, David Tsiang Chief Financial Officer	AGREED AND ACCEPTED: Investor Signature: ________________________________ Printed Name: ____________________________________ Date: ___________________________________________

New Leaf Brands, Inc. • 9380 E. Bahia Dr., Suite A-201 • Scottsdale, AZ  85260
Phone:  (480) 951-3956 • Facsimile:  (480) 483-2168
www.newleafbrands.com